Greenway Enters Joint Venture in U.S. Gas-To-Liquids Plant

Agreement Provides Ownership Interest and Commercial Operations

ARLINGTON, TEXAS–August 29, 2019 – Greenway Technologies, Inc. (OTCQB: GWTI) (the “Company”), an advanced gas-to-liquids (“GTL”) technology development company, today announced that it has entered into a joint venture with Mabert, LLC, Tom Phillips, Vice President of Operations and chief engineer for the Company and OPM Green Energy, LLC (“OPMGE”) for an ownership interest in the recently acquired Infra Technologies U.S. GTL plant located in Wharton, Texas. As previously announced, Mabert, owned and controlled by Company director, Kevin Jones, originally purchased INFRA’s entire 5.2-acre site, plant and equipment, including INFRA’s proprietary Fischer-Tropsch (“F-T”) reactor system and operating license agreement (the “INFRA Assets”). The parties formed OPMGE to facilitate the creation of this joint venture, with Jones acting as OPMGE’s Member Manager.

OPMGE issued 700 units of its membership interests (“Units”) to initial members, Greenway, Mabert and Phillips. Of these, OPMGE issued: (i) 300 Units to Mabert, in exchange for rights to the INFRA Assets, which will be used as the field testing and certification site for the Company’s G-Reformer™ technology; (ii) 300 Units to the Company for use of the first G-Reformer reactor and license to use the associated technology; and (iii) 100 Units to Phillips in consideration for the services he will be providing to OPMGE.

As consideration for its 300 Units, the Company has provided a limited, non-exclusive, royalty-free license to its intellectual property, including all of the technology related to the Company’s patent-pending G-Reformer natural gas reforming technology, including a G-Reformer unit, which will be integrated into the Wharton plant’s existing FT unit and production infrastructure. The Company’s involvement in the joint venture is intended to facilitate the third-party certification of the Company’s G-Reformer technology, related equipment and technology. In addition, the Company anticipates that the joint venture will demonstrate that the G-Reformer™ is a commercially viable technology for producing syngas and marketable fuel products. As the first operating GTL plant to use the Company’s proprietary reforming technology and equipment, the Wharton facility is initially expected to yield a minimum of 75 - 100 barrels per day of gasoline and diesel fuels from converted natural gas. Phillips, along with other Company operations personnel and vendor partners will be responsible for integrating the Company’s G-Reformer technology into the existing INFRA Assets and FT system.

Ray Wright, the Company’s Chairman of the Board said, “Greenway’s participation and ownership in this GTL production facility provides a direct path to gaining our engineering certifications, a necessary step for future G-Reformer™ licensing and sales. While becoming a showplace for our GTL technology, we also expect that this facility will pay for itself by producing a sustainable amount of saleable, waxless liquid fuels.”

Jones added, “I’m elated that we have this opportunity to integrate our ground-breaking technology with a proven FT reactor. Having this commercial-scale production facility creates an unparalleled opportunity for us to prove the economic viability of our unique GTL technology.”

For additional details regarding the joint venture and related agreements, see the Company’s Current Report on Form 8-K filed contemporaneously with this press release.

About Greenway Technologies, Inc.

Based in Arlington, Texas, the Company through its wholly owned subsidiary, Greenway Innovative Energy, Inc., is engaged in the research and development of proprietary GTL syngas conversion systems that can be scaled to meet oil and gas field production requirements. The Company’s patented technology has been integrated into its recently completed first-generation commercial G-Reformer™ unit, a unique component used to convert natural gas into synthesis gas. When combined with a FT reactor and catalyst, G-Reformer™ units can be deployed to process a variety of natural gas streams including pipeline gas, associated gas, flared gas, vented gas, coal-bed methane, and biomass to produce fuels including gasoline, diesel, jet fuel, and methanol. When derived from natural gas, these fuels are incrementally cleaner than conventionally produced oil-based fuels. For additional information about the Company, visit www.gwtechinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend,” or similar expressions or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based only on information available to the Company as of the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission, those associated with the uncertainty of obtaining future technology licensing agreements or sales, and those related to the ability to (i) integrate the Company’s technology with the existing INFRA Assets, FT and plant technologies, (ii) produce and sell liquid fuels from such facility, and (iii) receive certification of the Company’s intellectual property. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

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Investors & Analysts Contact:

Greenway Investor Relations

800-289-2515

ir@gwtechinc.com

SEC filings can be found at:

http://gwtechinc.com/SEC-filings/

Images:

GWTI G-Reformer™ _ Operating

Wharton TX GTL Plant